EXHIBIT 99.1

Company Contact:	Steven L. Brink
Chief Financial Officer
Quiksilver, Inc.
(714) 889-2200

Investor Relations:	Chad A. Jacobs, James Palczynski
Integrated Corporate Relations
(203) 682-8200
— Quiksilver, Inc. Reports 2006 First Quarter Financial Results —
– First Quarter 2006 Net Revenues Increase 58% to $541.1 million –
– First Quarter Fiscal 2006 Earnings Per Share Increase 25% to $0.15 –
– Excluding Stock Compensation Expense, EPS Was $0.18, In Line With Guidance –
– Company Reiterates Fiscal 2006 Guidance –
Huntington Beach, California, March 9, 2006 — Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the first quarter ended January 31, 2006. Consolidated net revenues for the first quarter of fiscal 2006 increased 58% to $541.1 from $342.9 million in the first quarter of fiscal 2005. Consolidated net income for the first quarter of fiscal 2006 increased 31% to $18.6 million from $14.2 million the year before. Consolidated net income for the first quarter of fiscal 2006 includes $4.1 million in stock compensation expense required by current accounting standards. No stock compensation expense was recorded in the first quarter of fiscal 2005. First quarter fully diluted earnings per share was $0.15 versus $0.12 for the first quarter of fiscal 2005, as adjusted for the two-for-one stock split that took effect in May 2005. Earnings per share on a fully diluted basis, excluding stock compensation expense, was $0.18 for the first quarter of fiscal 2006, in line with the company’s previous guidance. The $0.03 difference between $0.18 per share excluding stock compensation expense and actual earnings per share of $0.15 per share is determined by dividing $4.1 million, which is the tax-effected stock compensation expense, by 127.2 million weighted average common shares outstanding, assuming dilution.
Net revenues from the company’s newly acquired Rossignol and Cleveland Golf businesses totaled $192 million during the first quarter ended January 31, 2006.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “This was an exciting quarter for our organization. Our core business, including Quiksilver, Roxy and DC shoes, was strong in both the US and Europe, and we were pleased that the Rossignol integration continues to track according to plan. We recently had the tremendous opportunity to be involved with the Olympic Games. We are also incredibly proud that Kelly Slater and Chelsea Georgeson won the men’s and women’s world titles for surfing on the World Championship Tours in 2005. This is Chelsea’s first and Kelly’s seventh, a new record. We believe that our company has the dominant position in the outdoor sports market, and we are looking forward to leveraging that position across the full spectrum of our product and marketing capabilities.”
Net revenues in the Americas increased 39% during the first quarter of fiscal 2006 to $220.7 million from $159.3 million in the first quarter of fiscal 2005. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 97% during the first quarter of fiscal 2006 to $261.2 million from $132.6 million in the first quarter of fiscal 2005. As measured in euros, European net revenues increased 118% for

Quiksilver, Inc. 2006 First Quarter Results
March 9, 2006

those same periods. Asia/Pacific net revenues increased 16% to $58.3 million in the first quarter of fiscal 2006 from $50.5 million in the first quarter of fiscal 2005.
Inventories totaled $406.5 million at January 31, 2006, which includes $159.1 million from the newly acquired Rossignol and Cleveland Golf businesses. Inventories related to the company’s other businesses grew 5% to $247.5 million at January 31, 2006 from $236.8 million at January 31, 2005. Accounts receivable totaled $533.5 million at January 31, 2006, which includes $241.8 million from the newly acquired Rossignol and Cleveland Golf businesses. Accounts receivable related to the company’s other businesses increased 16% to $291.7 million at January 31, 2006 from $252.1 million at January 31, 2005.
Bernard Mariette, President of Quiksilver, Inc., commented, “We were pleased with our first quarter results, highlighted by significant gains in both sales and earnings per share and continued margin expansion. During the quarter we executed well, achieved our financial plan and further extended our reach around the world. Importantly, the integration program of Rossignol is progressing on all fronts, and we are broadening our initiatives to enhance our gross profitability and improve our competitive position.”
Mr. Mariette continued, “We would like to congratulate all of our athletes who participated in the 2006 Winter Olympic Games in Torino. Rossignol has a legacy of involvement with the Winter Olympics and, along with the riders for the Quiksilver brands, we sponsored 165 athletes from 26 countries who won 36 medals at the games. Their passion, dedication and commitment to excellence inspires us all. We believe that a big part of the appeal of our brands is their association with athletes and the lifestyle and global culture of outdoor sports. We will continue to push ourselves as we build our business, streamline Rossignol’s operations, develop new products, and leverage our respective expertise.”
The company reiterated its fiscal 2006 annual revenue guidance of $2.25 to $2.27 billion and its fiscal 2006 annual diluted earnings per share guidance of $0.87 to $0.88, before stock compensation expense.
The company further noted that it was adjusting its quarterly guidance to primarily reflect improved visibility on the timing of revenues and expenses for its newly acquired Rossignol and Cleveland Golf businesses. In addition, this new guidance incorporates the effects of a challenging environment in the Asia/Pacific region. The company believes that its second quarter sales will now range between $525 to $530 million, a 2% reduction from prior guidance. The company expects second quarter diluted earnings per share of approximately $0.06, before stock compensation expense, versus its prior guidance of $0.17 per share. Offsetting this reduction, the company believes that the third quarter and fourth quarter are likely to show stronger revenues and diluted earnings per share than previously forecasted. The company increased its third quarter revenue guidance by 1% to between $485 and $490 million. It expects third quarter diluted earnings per share of approximately $0.07, before stock compensation expense, versus its prior guidance of $0.03 per share. In the fourth quarter, the company now expects to generate revenues in the range of $710 to $715 million, 1% higher than previous guidance. It expects fourth quarter diluted earnings per share in the range of approximately $0.56 to $0.57, before stock compensation expense, versus its prior guidance of $0.49 to $0.50 per share. Stock compensation expense is expected to amount to $0.03 per share in each of the second and third quarters and $0.02 per share in the fourth quarter of fiscal 2006.

Quiksilver, Inc. 2006 First Quarter Results
March 9, 2006

Mr. McKnight concluded, “Passion for sport and the support and sponsorship of athletes are key components of who we are and what we do. We intend to take our love for the outdoors, and the lifestyles associated with a whole range of outdoor sports, and create a message and a vehicle for consumers to share in that spirit. In doing so, we believe that we will heighten our growth prospects and add increased value to our customers, business partners and shareholders around the world.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC Shoes and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC Shoes, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel. Gotcha is the Company’s surf-based European brand addressing street fashion.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and Voiron, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the company’s financial forecast, earnings guidance and the success of the Rossignol integration activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at
www.quiksilver.com, www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, and www.fidragolf.com.

Quiksilver, Inc. 2006 First Quarter Results
March 9, 2006

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended January 31,
In thousands, except per share amounts	2006	2005

Revenues, net	$541,142	$342,860
Cost of goods sold	292,581	189,954

Gross profit	248,561	152,906

Selling, general and administrative expense	211,305	129,483

Operating income	37,256	23,423

Interest expense	12,591	1,789
Foreign currency (gain) loss	(497)	463
Minority interest and other (income) expense	(1,226)	206

Income before provision for income taxes	26,388	20,965

Provision for income taxes	7,785	6,751

Net income	$18,603	$14,214

Net income per share	$0.15	$0.12

Net income per share, assuming dilution	$0.15	$0.12

Weighted average common shares outstanding	121,434	117,592

Weighted average common shares outstanding, assuming dilution	127,240	123,154

Quiksilver, Inc. 2006 First Quarter Results
March 9, 2006

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31,	October 31,
In thousands	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$109,365	$75,598
Trade accounts receivable, less allowance for doubtful accounts of $16,543 (2006) and $10,727 (2005)	533,468	599,486
Other receivables	18,314	27,414
Inventories	406,542	386,396
Deferred income taxes	41,768	41,646
Prepaid expenses and other current assets	28,362	21,819

Total current assets	1,137,819	1,152,359

Fixed assets, net	239,632	241,979
Intangibles, net	248,308	247,702
Goodwill	456,200	449,377
Other assets	45,009	43,955
Assets held for sale	23,280	23,229

Total assets	$2,150,248	$2,158,601

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Lines of credit	$247,459	$220,113
Accounts payable	222,697	212,407
Accrued liabilities	164,346	182,973
Current portion of long-term debt	16,299	50,833
Income taxes payable	17,632	27,176

Total current liabilities	668,433	693,502

Long-term debt	635,289	640,348
Deferred income taxes	77,331	81,628

Total liabilities	1,381,053	1,415,478

Minority interest	9,015	10,241

Stockholders’ equity:
Preferred stock		¯
Common stock	1,245	1,241
Additional paid-in capital	251,590	242,284
Treasury stock	(6,778)	(6,778)
Retained earnings	484,646	466,043
Accumulated other comprehensive income	29,477	30,092

Total stockholders’ equity	760,180	732,882

Total liabilities & stockholders’ equity	$2,150,248	$2,158,601

Quiksilver, Inc. 2006 First Quarter Results
March 9, 2006

Information related to geographic segments is as follows:

	Three Months Ended January 31,
In thousands	2006	2005

Revenues, net:
Americas	$220,718	$159,274
Europe	261,152	132,590
Asia/Pacific	58,342	50,450
Corporate operations	930	546

	$541,142	$342,860

Gross Profit:
Americas	$87,782	$62,424
Europe	134,708	65,628
Asia/Pacific	25,812	24,282
Corporate operations	259	572

	$248,561	$152,906

SG&A Expense:
Americas	$83,819	$53,733
Europe	91,455	50,651
Asia/Pacific	22,844	16,927
Corporate operations	13,187	8,172

	$211,305	$129,483

Operating Income:
Americas	$3,963	$8,691
Europe	43,253	14,977
Asia/Pacific	2,968	7,355
Corporate operations	(12,928)	(7,600)

	$37,256	$23,423